Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 126046

Prospectus Supplement
To Prospectus Dated July 13, 2005

CAMDEN PROPERTY TRUST

1,871,887 Common Shares of Beneficial Interest

This prospectus supplement updates the prospectus of Camden Property Trust, dated July 13, 2005, relating to the potential sale from time to time of up to 1,871,887 common shares of beneficial interest by the selling shareholders identified in this prospectus supplement.
The following table sets forth the number of units held by the selling shareholders as of February 8, 2021, and the maximum number of common shares that may be sold by the selling shareholders. The amounts set forth below are based on information provided to us by the selling shareholders, or on our records, and are accurate to the best of our knowledge. Since July 13, 2005, 1,068,302 units have been exchanged. Each unit may be exchanged for one common share, subject to adjustment. In lieu of issuing common shares upon the exchange of the units, we may, at our option, issue cash in an amount equal to the market value of an equivalent number of common shares.

Selling Shareholder	Number of Units Held	Maximum Number of Common Shares to be Sold
Jeffery B. Allen	57,062	57,062
Glenn August	5,427	5,427
Jerry J. Bonner	35,262	35,262
Bonnie Corwin Fuller Revocable Trust (1)	5,475	5,475
Susan S. Cooper (2)	32,500	32,500
Cooper CPT Investments, L.P.(2)	121,800	121,800
Corwin Living Trust (3)	10,949	10,949
Daniel Doctoroff	5,427	5,427
Estate of William R. Cooper	38,483	38,483
Shannon A. Fairbanks	5,400	5,400
Elizabeth E. Fleetwood	650	650
Allen Gilbert	743	743
GST Non-Exempt Marital Trust of the Fuller Family (1)	5,475	5,475
Lewis A. Levey (4)	59,674	59,674
Lillian J. Beard 2006 Revocable Trust (5)	25,400	25,400
Paragon GNTY Services L.P.(2)	103,200	103,200
Paragon GNTY Services II, L.P.(2)	25,000	25,000
Pieces, LLC (1)	26,955	26,955
Richard A. Beard III 2006 Trust (6)	25,492	25,492
Tripl-Ell Investment & Management Associates, L.P. (4)	100,018	100,018
White Oak Royalty Company (7)	113,193	113,193
Total	803,585	803,585

(1)    Controlled by Bonnie Fuller.

(2)    Controlled by the Estate of William R. Cooper, Susan S. Cooper and/or Craig A. Cooper.

(3)    Controlled by Bruce Corwin and Toni Corwin, Trustees.

(4)    Tripl-Ell Investment & Management Associates, L.P. is controlled by Lewis A. Levey.

(5)    Controlled by Lillian J. Beard, Trustee.

(6)    Controlled by Richard A. Beard III, Trustee.

(7)    A wholly-owned subsidiary of Metropolitan Life Insurance Company.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated July 13, 2005, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

The date of this prospectus supplement is February 22, 2021
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